Exhibit 99.1

Contact: William J. Brennan Chief Accounting & Compliance Officer (309) 347-9200

Ron Miller Resigns as Aventine CEO;

George Henning Approved as Interim CEO

PEKIN, IL, (October 14, 2009) - Aventine Renewable Energy Holdings, Inc. (Pink Sheets: AVRNQ), today announced that its President and Chief Executive Officer, Ron Miller, has resigned to pursue new opportunities.  His resignation is effective October 23, 2009.

Bobby Latham, Aventine’s Chairman of the Board, said, “Ron has been with Aventine since its formation and was a central part of Aventine’s birth and growth.  Ron’s leadership will be missed, but the Company understands and respects his decision to make a fresh start, just as the Company prepares for its fresh start through the bankruptcy process.  We wish him the very best.  We likewise pledge our full support to the management team in place.”

Aventine’s Board has appointed George T. Henning, Jr. as Interim Chief Executive Officer and President of the Company, effective October 24, 2009.  Mr. Henning has served as our Interim Chief Financial Officer since March 2009 and will retain that position.

The Board’s decision to appoint Mr. Henning as Interim CEO is supported by the Bankruptcy lenders under the Company’s senior secured debtor-in-possession financing facility and the holders of the majority of the Company’s pre-petition unsecured notes.

Mr. Henning is a retired financial executive with over 35 years of senior financial management experience, including previous positions with Eastern Gas and Fuel Associates, LTV Corporation and its predecessor companies, and Pioneer Americas Company.  Mr. Henning holds a MBA from Harvard University and a BA from Pennsylvania State University.  Mr. Henning serves as a member of the Board of Trustees of the Pennsylvania State University.

Daniel R. Trunfio, Jr., current Chief Operating Officer, has agreed to stay on in that position.  Mr. Trunfio will be assuming additional responsibilities in light of Mr. Miller’s resignation.

About Aventine

Aventine is a producer and marketer of ethanol to many leading energy companies in the United States.  In addition to ethanol, Aventine also produces distillers grains, corn gluten meal, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.